Filed Pursuant to Rule 433

Registration No. 333-223142-04

Free Writing Prospectus Dated September 3, 2019

PPL ELECTRIC UTILITIES CORPORATION

$400,000,000

FIRST MORTGAGE BONDS, 3.00% SERIES DUE 2049

Issuer:	PPL Electric Utilities Corporation

Title:	3.00% First Mortgage Bonds due 2049

Issuance Format:	SEC Registered

Principal Amount:	$400,000,000

Trade Date:	September 3, 2019

Settlement Date:	September 6, 2019 (T+3)

Stated Maturity Date:	October 1, 2049

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2020

Annual Interest Rate:	3.00%

Price to Public:	98.321% of the principal amount

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Yield:	1.936%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	3.086%

Optional Redemption:

Make-Whole Call:	Prior to April 1, 2049 (the “Par Call Date”), the bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed that would be due if the Stated Maturity Date of such bonds were the Par Call Date (not including any portion of any payments of interest accrued to, but not including, the Redemption Date), discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points; plus, in either case, accrued and unpaid interest to the Redemption Date.

Par Call:	On or after the Par Call Date, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.

CUSIP / ISIN:	69351U AW3/US69351UAW36

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Wells Fargo Securities, LLC CIBC World Markets Corp. U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp. Santander Investment Securities Inc. SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 or Wells Fargo Securities, LLC at 1-800-645-3751.